Exhibit 5.2
Endurance Specialty Holdings Ltd. Wellsley House 90 Pitts Bay Road Pembroke HM 08 Bermuda	e-mail: badderleyjmcmahon@applebyglobal.com direct dial: Tel 441-298-3257441-298-3257 Fax 441-298-3407441-298-3407 your ref: appleby ref: JMcM/swJMcM/sw/127105.16

Dear Sirs	15 July 2004

Endurance Specialty Holdings Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of the Registration Statement, as defined in the Schedule, under the Securities Act of 1933, as amended of the United States (the “Securities Act”) in relation to the public offering of $250,000,000 aggregate principal amount of the Company’s 7% Senior Notes due 2034 (the “Notes”) to be issued under the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the United States Securities Act 1933 (as amended).

(For the purposes of this opinion the Underwriting Agreement, the Indenture, and the Note are hereinafter collectively referred to as the “Subject Documents”).

Unless otherwise defined in this opinion or the Schedule to it, capitalised terms have the meanings assigned to them in the Registration Statement.

For the purposes of this opinion we have examined and relied upon the documents listed (which, in some cases, are also defined) in the Schedule to this opinion (the “Documents”).

15 July 2004

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents (including, without limitation, public records) submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Company in respect of the Subject Documents);

(e)	that any representation, warranty or statement of fact or of law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f)	that the Subject Documents constitute the legal, valid and binding obligations of each of the parties thereto, enforceable in accordance with their respective terms under the laws of the State of New York by which they are expressed to be governed;

(g)	that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions, and there is no matter affecting the authority of the Directors to enter into, the Subject Documents, not disclosed by the Company’s Constitutional Documents, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

15 July 2004

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	All necessary corporate action required to be taken by the Company in connection with the issuance by the Company of the Notes (including the execution of the Indenture) pursuant to Bermuda law has been taken by or on behalf of the Company.

(2)	When issued pursuant to the Resolutions and delivered against payment therefore in the circumstances referred to or summarised in the Indenture, the Notes will be validly issued debt securities of the Company.

Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

15 July 2004

Disclosure

This opinion is addressed to you in connection with the filing by the Company of the Registration Statement with the United States Securities and Exchange Commission. We consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby Spurling Hunter

15 July 2004

SCHEDULE

1.	The entries and filings shown in respect of the Company on the file of the Company maintained in the Register of Companies at the office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 15 July 2004 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 15 July 2004 in respect of the Company (the “Litigation Search”).

3.	Certified copies of the Certificate of Incorporation, Memorandum of Association, Certificate of Deposit of Memorandum of Increase of Share Capital and Bye-Laws adopted 25 February 2003 of the Company (the Certificate of Incorporation, the Memorandum of Association, the Certificate of Deposit of Memorandum of Increase of Share Capital and the Bye-Laws are collectively referred to as the “Constitutional Documents”).

4.	A certified copy of the “Tax Assurance”, dated 18 July 2002, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

5.	Certified copy of the Unanimous Written Resolutions of the Board of Directors of the Company effective 15 June 2004 (the “Resolutions”).

6.	A Certificate of Compliance, dated 15 July 2004 issued by the Ministry of Finance in respect of the Company.

7.	A copy of (i) the Form S-3 registration statement of the Company including a prospectus (the “Prospectus”) (registration no. 333-116505) filed 15 June 2004; (ii) a copy of a prospectus supplement dated 8 July 2004 (the “Prospectus Supplement”) (collectively the “Registration Statement”).

15 July 2004

8.	A faxed copy of an executed Underwriting Agreement, dated 8 July 2004, among the Company, and acting severally, the Underwriters named in the Second Schedule to this opinion (the “Underwriting Agreement”).

9.	A copy of the form of Note (the “Note”).

10.	Faxed copy of an executed Indenture dated 15 July 2004, among the Company and The Bank of New York, as Trustee as supplemented by the First Supplemental Indenture (together the “Indenture”)